EXHIBIT 99.1


                       AMENDED AND RESTATED LOAN AGREEMENT

         THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") is dated and entered into as of June 20, 2000, by and between FARO TECHNOLOGIES, INC., a Florida corporation ("Lender"), whose current mailing address is 125 Technology Park, Lake Mary, Florida 32746, and WENDELIN KARL JOHANNES SCHARBACH, an individual resident of the Federal Republic of Germany ("Borrower"), whose current mailing address is Schwarzwaldstrasse 94, 68163 Mannheim, Germany.

         WHEREAS, on May 15, 1998, Lender acquired CATS computer aided technologies, Computeranwendungen in der Fertigungssteuerung GmbH, a limited liability company under the laws of the Federal Republic of Germany ("CATS"). Borrower was a holder of Quotas in CATS.

         WHEREAS, pursuant to a Loan Agreement dated August 2, 1999 between Lender and Borrower (the "Original Loan Agreement"), Lender has agreed to loan to Borrower an amount equal to his tax obligation to the German tax authority in connection with the acquisition of CATS. The maximum amount of the loans is estimated to be approximately $2 million.

         WHEREAS, the German tax authority have indicated to Borrower that they would be willing to issue a preliminary tax assessment for fiscal year 1998 based on a value of U.S. $4.875 per share of Common Stock of Lender (using an exchange rate of U.S. Dollars to Deutsche Marks ("DM") of 1:1.8403 for May
1999).

         WHEREAS, Borrower received 458,334 shares of Lender common stock as part of the purchase price for the acquisition of CATS. Using a price of $4.875 per share of Lender common stock, the value of the shares of Lender common stock received by Borrower would equal DM 4,111,926. The tax payable with respect to such shares based on such value would equal DM 1,154,400.14.

         WHEREAS, based on a stock price per share of Lender common stock on May 15, 1998 of U.S. $11.125. the value of the shares of Lender common stock received by Borrower would equal DM 9,048,634 (using an exchange rate of U.S. Dollars to DM of 1:1.7746 for May 1998). The tax payable with respect to such shares based on such value would equal DM 2,540,854.82.

         WHEREAS, because the tax assessment received by Borrower is only preliminary, the German tax authority could at any time revise the tax assessment based on the price per share of Lender common stock on May 15, 1998.

         WHEREAS, the parties wish to amend the Original Loan Agreement to provide that Lender will loan to Borrower an initial amount of DM 1,154,400.14 resulting from the preliminary tax assessment as provided for in the Original Loan Agreement, and that Lender will pay an additional amount of DM 1,386,454.68 (DM 2,540,854.82 less DM 1,154,400.14) into an escrow account to cover possible additional taxes payable because of a higher value of the 458,334 shares of Lender common stock issued to Borrower in connection with the acquisition of CATS. The amount paid into escrow would increase the amount of the Loan under this Agreement if distributed to pay additional taxes.

         WHEREAS, once the German tax authority have issued a final tax assessment, the amount in the escrow account will be used to pay such amount of additional tax or, to the extent the amount in the escrow account is not needed to pay additional taxes, will be repaid to Lender. To the extent the amount in the escrow account is used to pay additional taxes, such amount would be evidenced by a new promissory note issued by Borrower to Lender and such note would be secured by shares of common stock of Lender.

         WHEREAS, this Agreement amends and restates the Original Loan
Agreement.

         In consideration of the loan described below and the mutual covenants and agreements contained herein, Borrower and Lender agree as follows:

         1.       LOANS.

                  A. INITIAL LOAN.

                  i. Lender hereby agrees to make a loan to Borrower in the principal amount of DM 1,154,400.14 (the "Initial Loan").

                  ii. The amount of the Initial Loan is equal to the tax payable by Borrower (based on the preliminary tax assessment issued to Borrower by the German tax authority for fiscal year 1998, which used a value of U.S. $4.875 per share of Lender common stock, and based on an exchange rate of U.S. Dollars to DM of 1:1.8403 for May 1999) with respect to Borrower's receipt of 458,334 shares of Lender common stock in connection with Lender's acquisition of CATS.

                  iii. To evidence his obligation to repay the Initial Loan, and to otherwise induce Lender to make the Initial Loan, Borrower shall execute and deliver to Lender a Promissory Note, Stock Pledge Agreement, Affidavit and Indemnity Agreement, Stock Power and UCC-1 Financing Statement in the forms attached hereto as EXHIBITS A, B, C, D and E, respectively (together, the "Loan Documents") with respect to the Initial Loan at such time that the Initial Loan is made.

                  iv. Lender will be obligated to make the Initial Loan to Borrower within three (3) business days after Borrower presents written evidence to Lender that the German tax authority has requested payment of the tax obligations described in Section 4 of this Agreement.

         B.       ADDITIONAL LOAN.

                  i. Lender hereby agrees to make an additional loan to Borrower in the principal amount of up to DM 1,386,454.68 (the "Additional Loan"), as is necessary to enable Borrower to satisfy his tax obligations to the German tax authority as a result of Borrower's receipt of 458,334 shares of Lender common stock of the Lender that Borrower received in connection with Lender's acquisition of CATS. Lender will be obligated to make the Additional Loan only if the German tax authority issues a final tax assessment that assesses a greater tax obligation on Borrower than the preliminary tax assessment issued to Borrower by the German tax authority for fiscal year 1998 with respect to Borrower's receipt of 458,334 shares of Lender common stock in connection with Lender's acquisition of CATS.

                  ii. The maximum amount of the Additional Loan is equal to (i) DM 2,540,854.82, which is the tax payable by Borrower (based on a stock price per share of Lender common stock on May 15, 1998 of U.S. $11.125 and using an exchange rate of U.S. Dollars to DM of 1:1.7746 for May 1998) with respect to Borrower's receipt of 458,334 shares of Lender common stock in connection with Lender's acquisition of CATS, LESS (ii) the amount of the Initial Loan.

                  iii. To evidence his obligation to repay the Additional Loan, and to otherwise induce Lender to make the Additional Loan, Borrower shall execute and deliver to Lender the Loan Documents with respect to the Additional Loan at such time as the Additional Loan is made.

                  iv. To secure Lender's obligation pursuant to this Agreement to make the Additional Loan to Borrower, Lender shall deposit U.S. $676,319.36 (DM 1,386,454.68 divided by 2.05, the exchange rate of U.S. Dollars to DM on June 9, 2000) in an escrow account (the "Escrow Account") with Firstar Bank Milwaukee, N.A. (the "Escrow Agent") pursuant to an Escrow Agreement dated on or about the date of this Agreement among Lender, Borrower, and the Escrow Agent, a copy of which is attached as EXHIBIT F to this Agreement. Any interest on the funds in the Escrow Account shall be paid to the Lender.

                  v. All funds shall remain in the Escrow Account until the earlier of (i) July 1, 2004 or (ii) the date that Borrower presents written evidence to Lender and the Escrow Agent that the German tax authority has requested payment of the final tax assessment with respect to the tax obligations for the 458,334 shares of Lender common stock that Borrower received in connection with Lender's acquisition of CATS. Lender will be obligated to make the Additional Loan, and funds from the Escrow Account shall be paid to Borrower to fund the Additional Loan, within three (3) business days after Borrower presents written evidence to Lender that the German tax authority has requested payment of the tax obligations described in Section 4 of this Agreement.

                  vi. The Escrow Agent is obligated to pay to the Borrower funds from the Escrow Account (without permission of the Lender) as are necessary to enable Borrower to satisfy his tax obligations to the German tax authority as described in Section 4 of this Agreement upon presentation by Borrower to the Escrow Agent of (i) copies of the Loan Documents for the Additional Loan executed by Borrower and delivered to Lender, and (ii) written evidence to Lender that the German tax authority has requested payment of the tax obligations described in Section 4 of this Agreement.

                  vii. Any funds remaining in the Escrow Account after July 1, 2004 or any funds not needed to pay the final tax assessment with respect to the tax obligations for the 458,334 shares of Lender common stock that Borrower received in connection with Lender's acquisition of CATS shall be returned immediately to Lender.

                  C. DEFINITION OF THE LOANS. The Initial Loan and the Additional Loan are each referred to as a "Loan" and collectively are referred to as the "Loans."

         2. LENDER'S COMMITMENT. Lender's obligation to extend the Loans to Borrower is a valid, legal, irrevocable and binding corporate obligation which shall not be rescinded or withdrawn in the event of a change of Lender's present management or ownership.

         3. TERMS AND CONDITIONS OF LOAN. The Loans shall be governed by the following terms and conditions in addition to all terms and conditions set forth in the Loan Documents.

                  A.       PAYMENT.

                  i. Notwithstanding any contrary provision set forth herein or in any document related hereto, Borrower shall be obligated to pay all outstanding principal, together with all then accrued and unpaid interest under each Loan, on or before the earlier of (a) the end of the three year period that commences on the date the Borrower executes and delivers the Loan Documents to Lender with respect to each Loan, or (b) that date when the preceding five (5) trading days of the Lender's common stock yields an average closing price of $11.34 per share (each such date hereinafter referred to as the "Maturity Date"). On such Maturity Date as defined in Section 3A(i)(b), it shall be within Borrower's discretion to repay the Loans either in cash, or, in lieu thereof, with shares of the common stock of Lender at an agreed upon price of $11.34 per share. For the purpose of repaying the Loans with shares of the Lender's common stock as provided for in this Section 3A(i), Borrower shall be required to utilize that portion of the Collateral (as defined in Section 3E below) which is equal in value to the amount of Loans being repaid.

                  ii. Notwithstanding the foregoing, in the event a Loan is still outstanding at end of the three year period that commences on the date Borrower executes and delivers the Loan Documents to the Lender with respect to such Loan, Borrower shall have the option of either: (a) requiring Lender to renew or extend the Loan for an additional term of three (3) years or
                  (b) canceling the Loan, effective as of the three year anniversary date, by providing Lender with written notice in accordance with the provisions of Section 10 below, and in exchange for such cancellation Borrower shall irrevocably authorize Lender to dispose of the Collateral in accordance with the terms and conditions of Section 9 below. The parties hereby agree that the three year anniversary date shall be the date which coincides with the end of the three year period that commences on the date Borrower executes and delivers the Loan Documents to the Lender with respect to a Loan, and if Borrower elects to cancel such Loan effective as of such date, the date shall hereinafter be referred to as the "Anniversary Cancellation Date." If on the Anniversary Cancellation Date, the value of the Collateral is less than the sum of: (i) the outstanding principal balance of the Loan; (ii) any accrued but unpaid interest on the Loan; (iii) any fees authorized and due and owing to Lender pursuant to the Promissory Note with respect to the Loan; and (iv) any costs and expenses authorized and due and owing to Lender pursuant to the Promissory Note with respect to the Loan, Borrower shall not be required to pay to Lender the amount by which the sum of items (i) through (iv) exceeds the value of the Collateral. On the other hand, if on the Anniversary Cancellation Date, the value of the Collateral exceeds the sum of items (i) through
                  (iv), Lender shall be required to release and return to Borrower, free and clear of all liens and encumbrances, the portion of the Collateral which exceeds the sum of items (i) through (iv). For purposes of determining the value of the Collateral on the Anniversary Cancellation Date, the parties shall utilize the closing price of the shares of Lender's common stock (as traded on the NASDAQ National Market) on that particular date, or, if that date is not a trading day on the NASDAQ National Market, the immediately preceding trading day.

                  iii. All Shares used by Borrower to repay the Loan pursuant to the provisions of Section 3A(i) above, as well as all Shares comprising the Collateral used by Borrower to compensate Lender for the cancellation of the Loan pursuant to the provisions of Section 3A(ii) above, shall be subject to sale by Lender on Borrower's behalf in accordance with the terms and conditions of Section 9 below, and Borrower shall cooperate with Lender in effecting any such sale.

                  B.       INTEREST.

                  i. Except as otherwise provided in Section 5 of the Promissory Note, interest shall accrue on the outstanding principal balance of each Loan at a rate that is equal to the sum of (a) the EURIBOR rate that was in effect at 10:00 A.M. on August 2, 1999 (and which is applicable to loans with a maturity date of one year); and (b) 1.57%. Interest on the outstanding principal balance of the Loans shall be paid annually, on the last business day in December of each year, until the entire principal is paid.

                  ii. Interest shall be calculated on the basis of a 360 day year based upon the actual number of days elapsed. No interest shall accrue on a Loan until the Loan is made to Borrower, and no interest shall accrue after the Maturity Date (as defined in Section 3A(i) above), the Anniversary Cancellation Date (as defined in Section 3A(ii) above), or the Cancellation Date (as defined in Section 8 below).

                  iii. The total liability of Borrower under the Loans for payment of interest shall not exceed any limitations imposed on the payment of interest by applicable usury laws. If any interest is received or charged in excess of that amount, Borrower shall be entitled to a refund of the excess.

                  iv. Upon the occurrence of an Event of Default under a Promissory Note, interest shall accrue at the Default Rate thereunder set forth notwithstanding the provisions of this section.

                  C. PREPAYMENT. The Borrower shall be entitled to prepay the Loans in whole or in part at any time without penalty.

                  D. APPLICATION OF PAYMENTS. All payments under the Promissory Note shall be applied first to the Lender's costs and expenses, then to fees authorized thereunder, then to interest and then to principal.

                  E. GRANT OF SECURITY INTEREST. To secure the due and punctual payment of the Loans and all of his other liabilities to Lender arising in connection with the Loans, and all reasonable costs and expenses incurred by Lender in connection with enforcement or collection of the Loans or any liability of Borrower in connection therewith (including reasonable legal fees and expenses incurred in trial, appellate, bankruptcy, and judgment-execution proceedings) and all reasonable costs and expenses incurred in connection with realizing on the value of the Collateral (including appraisal fees, broker-dealer fees, and legal fees incurred in trial, appellate, bankruptcy, and judgment-execution proceedings), Borrower shall pledge, hypothecate, assign, convey and grant to Lender a first lien and security interest (collectively, the "Security Interest") in the following:

                  i. Such number of shares of Lender common stock (the "Shares") which is arrived at as a result of dividing (i) the original principal sum of the Note (stated in U.S. dollars) by (ii) US $6.375; the denominator of US $6.375 being the closing price of each share of Lender's common stock (as traded on the NASDAQ National Market) on March 31, 1999.

                  ii. All dividends, additional shares or other property or securities that are receivable or otherwise distributable at any time and from time to time in respect of, or in exchange or substitution for, the Shares and all profits therefrom; and

                  iii. All proceeds of the foregoing.

         As used herein, the term "Collateral" refers to all the property described in this Section 3E, as well as any portion or any interest in it.

         4. PURPOSE OF LOAN. The purpose of the Loan will be to enable Borrower to timely satisfy his obligation to pay certain taxes in the Federal Republic of Germany in connection with Borrower's sale on May 15, 1998 of his Quotas in CATS. As part of the consideration (the "Consideration") paid to Borrower in connection with his sale on May 15, 1998 of his Quotas in CATS, Borrower received 458,334 shares of Lender common stock. The purpose of the Loans is to pay the amount of taxes that Borrower is required to pay to the German tax authority in connection with and as a result of the 458,334 shares of Lender common stock received by Borrower on May 15, 1998 in connection with the acquisition of CATS.

         5. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to lender as follows:

                  A. AUTHORITY AND COMPLIANCE. Borrower has full power and authority to execute and deliver this Agreement and the Loan Documents and to incur and perform the obligations provided for therein. No consent or approval of any public authority or other third party is required as a condition to the validity of this Agreement or any of the Loan Documents, and Borrower is in compliance with all laws and regulatory requirements to which they are subject.

                  B. BINDING AGREEMENT. This Agreement and the Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms.

                  C. LITIGATION. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or governmental authority, agency or arbitration authority, except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Agreement.

                  D. NO CONFLICTING AGREEMENTS. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting his property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Agreement and the Loan Documents.

                  E. OWNERSHIP OF COLLATERAL. Borrower has good title to the collateral that will secure the Loans, and the collateral is, and will be kept, free and clear of liens, except those to be granted to Lender pursuant to the Stock Pledge Agreement attached hereto in the form of EXHIBIT B. ------- -

         6. DEFAULT. Borrower shall be in default under this Agreement and under each of the Loan Documents if he shall default in the payment of any amounts due and owing to Lender pursuant to the Loan Documents or should he fail to timely and properly observe, keep or perform any term, covenant, agreement or condition in any Loan Document or in any other loan agreement, promissory note, security agreement, deed of trust, deed to secure debt, mortgage, assignment or other contract securing or evidencing payment of any indebtedness of Borrower to Lender or any affiliate or subsidiary of Lender.

         7. REMEDIES UPON DEFAULT. If an event of default shall occur, Lender shall have all rights, powers and remedies available under each of the Loan Documents as well as all rights and remedies available at law or in equity.

         8. BORROWER'S OPTION TO CANCEL LOAN. Notwithstanding anything to the contrary in any document or agreement between Borrower and Lender, Borrower shall have the option, in his sole discretion, at anytime, to cancel the Loans, and in exchange for such cancellation Borrower shall irrevocably authorize Lender to dispose of the Collateral in accordance with the terms and conditions of Section 9 below. For purposes of this Section 8, the "Date of Cancellation" shall be the date on which Lender receives a written notice from Borrower to cancel a Loan. The written notice shall be furnished in accordance with the notice provisions of Section 10 below. PROVIDED, HOWEVER, that if on the Date of Cancellation, the value of the Collateral is less than the sum of (i) the outstanding principal balance of such Loan; (ii) any accrued but unpaid interest on such Loan; (iii) any fees authorized and due and owing to Lender pursuant to the Promissory Note; and (iv) any costs and expenses authorized and due and owing to Lender pursuant to the Promissory Note, Borrower shall be required to pay to Lender the amount by which the sum of items (i) through (iv) listed in this Section 8 exceeds the value of the Collateral. Borrower shall have the option of making the payment herein provided for to Lender in either additional cash or additional shares of Lender's issued and outstanding common stock. If on the Date of Cancellation, the value of the Collateral exceeds the sum of items
(i) through (iv) listed in this Section 8, Lender shall be required to release and return to Borrower, free and clear of all liens and encumbrances, the portion of the Collateral which exceeds the sum of items (i) through (iv) of this Section 8. For purposes of determining the value of the Collateral and additional shares on the Date of Cancellation, the parties shall utilize the closing price of the shares of Lender's common stock (as traded on the NASDAQ National Market) on the Date of Cancellation. Any Shares used by Borrower to compensate Lender in consideration for the cancellation of the Loan pursuant to the provisions of this Section 8 shall be subject to sale by Lender on Borrower's behalf pursuant to the terms and conditions of Section 9 below, and Borrower shall cooperate with Lender in effecting any such sale.

         9. MECHANISM FOR SALE OF SHARES. The Shares to be pledged by Borrower to Lender pursuant to the Stock Pledge Agreement will, in part, consist of a portion of the 343,750 shares of Lender common stock registered with the United States Securities and Exchange Commission (the "SEC") pursuant to that certain S-1 Registration Statement dated and filed with the SEC on June 22, 1998 (the "Registered Shares"). The balance of the Shares to be pledged to Lender by Borrower pursuant to the Stock Pledge Agreement shall consist of shares of Lender's common stock that have not been registered with the SEC (the "Non-registered Shares"). It is also contemplated that if Borrower is required to utilize additional shares to compensate Lender pursuant to the provisions of
Section 8 above or under any of the

Loan Documents, Borrower will utilize Registered Shares and/or Non-registered Shares. If, in order to satisfy any of Borrower's obligations or commitments pursuant to any Loan Document, a sale must be made of any or all of the Registered Shares or Non-registered Shares pledged or otherwise delivered by Borrower to Lender, Borrower shall authorize Lender to make such sale as an agent of Borrower and on Borrower's behalf. Any sale of Registered Shares as provided for in this Section 9 shall be made pursuant to the S-1 Registration Statement, and shall be deemed to be a sale by Borrower through his duly appointed and authorized agent. Any sale of Non-Registered Shares as provided for in this Section 9 shall be made pursuant to and in satisfaction of the requirements of Rule 144 promulgated by the SEC under the Securities Act of 1933, as amended, and shall be deemed to be a sale by Borrower through his duly appointed and authorized agent. Lender shall have the right to keep and maintain custody of any and all proceeds of any sale of Registered Shares or Non-registered Shares in satisfaction of any sum due and owing to Lender pursuant to the Loan transaction. Borrower's appointment of Lender as his agent for purposes of this Section 9, and the authorization to be granted to Lender to sell Registered Shares and/or Non-registered Shares on behalf of Borrower, shall be set forth in the Promissory Note, Stock Pledge Agreement and Stock Power delivered to Lender along with the pledged Shares (and in the Stock Power alone, in the case of any additional shares delivered to Borrower). Further, Borrower shall covenant and agree to make all such reasonable arrangements, do and perform all such reasonable acts and things, execute and deliver all such certificates, documents and other instruments, and to take such further reasonable actions as Lender may deem necessary or advisable to effect the sale of Registered Shares pursuant to the S-1 Registration Statement, or Non-registered Shares in compliance with the requirements of Rule 144, as the case may be, as Borrower's agent and on Borrower's behalf.

         10. NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing, and may be by means of facsimile transmission, delivered to the other party at the following address:

                           If to Lender:

                           FARO Technologies, Inc.
                           125 Technology Park
                           Lake Mary, Florida 32746
                           Telecopy: (407) 333-4181

                           Attention: Gregory A. Fraser

                           With a copy to:

                           Foley & Lardner
                           100 North Tampa St., Suite 2700
                           Tampa, Florida 33602
                           Telecopy: (813) 221-4210

                           Attention: Martin A. Traber


                           If to Borrower:

                           Wendelin Karl Johannes Scharbach
                           Schwarzwaldstrasse 94
                           68163 Mannheim
                           Germany


                           Telecopy:  001-49-711-2222-444

                           With a copy to:

                           Hasche Eschenlohr Peltzer Riesenkampff Fischotter Neidenau 68
                           60325 Frankfurt/Main
                           Germany
                           Telecopy: 011-49-69-71-701-230

                           Attention: Thomas Link

or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made as follows: (i) if sent by mail, upon the earlier of the date of receipt or five
(5) days after deposit in the U.S. Mail, first class postage prepaid; (ii) if electronically transmitted, the next business day after transmission (and the sender shall bear the burden of proof of delivery), or (iii) if sent by any other means, upon delivery.

         11. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Lender immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees (to include outside counsel fees) incurred by Lender in connection with Lender's enforcement of its rights hereunder or under the Loan Documents.

         12. MISCELLANEOUS. Borrower and Lender further covenant and agree as follows, without limiting any requirement of any of the Loan Documents:

                  A. CUMULATIVE RIGHTS AND NO WAIVER. Each and every right granted to Lender under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Lender, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

                  B. LEGAL MATTERS. The validity, construction, enforcement, and interpretation of this Agreement shall be governed by the laws of the State of Florida and the United States of America, without regard to principles of conflict of laws. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Seminole County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Seminole County, Florida, for state court proceedings, and the Middle District of Florida, Orlando Division, for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Seminole County, Florida, or the Middle District of Florida, Orlando Division, is an improper or inconvenient venue. In any mediation, arbitration, or legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all fees, costs, and expenses of experts, attorneys, witnesses, collection agents, and supersedeas bonds, whether incurred before or after demand or commencement of legal proceedings, and whether incurred pursuant to trial, appellate, mediation, arbitration, bankruptcy, administrative, or judgment-execution proceedings.

                  C. LOAN TO BE DEEMED REPAID. A Loan shall be deemed to have been repaid effective as of the earliest of: (i) the date on which Borrower prepays such Loan (as allowed under Section 3C above); (ii) the Maturity Date (as defined in Section 3A(i) above); (iii) the Anniversary Cancellation Date (as defined in Section 3A(ii) above); or (iv) the Cancellation Date (as defined in
Section 8 above), so long as by the particular date Lender has received from Borrower any combination of cash and/or shares of Lender's stock sufficient to cover the then outstanding Loan obligations in accordance with the provisions of this Agreement. From and after the repayment date, Borrower shall have no obligations to Lender with respect to a Loan pursuant to or under this Agreement or the Loan Documents, except for Borrower's obligation to cooperate with lender in disposing of the Collateral Shares (and any additional shares delivered to Lender) pursuant to the provisions of Section 9 above.

                  D. AMENDMENT. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Lender, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, his heirs, successors and assigns, and inures to the benefit of Lender, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Lender's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

                  E. PARTIAL INVALIDITY. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

                  F. This Agreement amends and restates the Original Loan Agreement in its entirety, and the Original Loan Agreement is no longer in effect.

         13. NO ORAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         To the extent permitted by law, the Borrower agrees to and does hereby waive trial by jury in any action, proceeding, or counterclaim brought by either the Borrower or the Lender on any matters whatsoever arising out of or in any way connected with this Agreement or any claim of damage resulting from any act or omission of the Borrower or Lender or either of them in any way connected with this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal by their duly authorized representatives as of the date first above written.

                                    LENDER

                                    FARO Technologies, Inc.


                                    By:_________________________________________

                                    Name:_______________________________________

                                    Title:______________________________________



                                    BORROWER


                                    ____________________________________________
                                    Wendelin Karl Johannes Scharbach


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